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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-97053

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 31, 2002)	Subject to Completion—December 8, 2003

The information in this prospectus supplement and the attached prospectus is not complete and may be changed. This prospectus supplement and the attached prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Wisconsin Public Service Corporation
$125,000,000 Senior Notes, % Series Due December 1, 2013

COMPANY

*
We are a regulated public utility subsidiary of WPS Resources Corporation and are engaged in the production, distribution and sale of electricity and in the purchase, distribution, transportation and sale of natural gas in northeastern Wisconsin and an adjacent part of the Upper Peninsula of Michigan.

*
The notes offered by this prospectus supplement and the accompanying prospectus are solely the obligation of Wisconsin Public Service Corporation, and WPS Resources Corporation is not obligated to make any payment of principal or interest on the notes.

NOTES

*
We are offering $125,000,000 aggregate principal amount of our senior notes,            % series due December 1, 2013.

*
We will pay interest on the notes semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2004.

*
We may redeem some or all of the notes at any time before their maturity date at our option at a redemption price equal to the greater of (1) 100% of principal or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes we redeem discounted to the redemption date on a semi-annual basis at the "treasury yield" plus 0.    %, plus in each case accrued and unpaid interest to the redemption date, as set forth in this prospectus supplement.

*
Until we retire all of our first mortgage bonds, a series of our collateral bonds will secure the notes. On the date we retire all of our first mortgage bonds, the collateral bonds will cease to secure the notes and, at our option, either (1) they will become our unsecured general obligations and rank on a parity with our other senior unsecured indebtedness, or (2) substitute collateral bonds secured by a substitute mortgage indenture will secure the notes.

*
We do not intend to list the notes on any securities exchange.

See "Risk Factors" beginning on page 24 of our Annual Report on Form 10-K for the year ended December 31, 2002, for a discussion of certain risk factors that prospective investors should consider before investing in our notes.

Per Note	Total

Price to public (1)%	$

Underwriting discount %	$

Proceeds, before expenses, to the Company (1)%	$

  (1)
  Plus accrued interest from December 1, 2003 of $           per note plus additional accrued interest, if any, for notes delivered after December     , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are severally offering the notes, subject to the prior receipt and acceptance of the notes by the underwriters and their right to reject any order in whole or in part.

The underwriters expect to deliver the notes through the book-entry facilities of The Depository Trust Company on or about December     , 2003.

Sole Book Running Manager

UBS Investment Bank

A.G. Edwards & Sons, Inc.
Robert W. Baird & Co.
Banc One Capital Markets, Inc.

The date of this Prospectus Supplement is December    , 2003

THE COMPANY

        We are a wholly-owned subsidiary of WPS Resources Corporation, Green Bay, Wisconsin and were incorporated under the laws of the State of Wisconsin in 1883. We are a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. At December 31, 2002, we served 407,696 electric retail customers and 295,816 natural gas retail customers. We also provide wholesale electric service to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor-owned utilities and municipal joint action agencies. The notes offered pursuant to this prospectus supplement and the attached prospectus, however, are solely our obligations, and WPS Resources Corporation is not obligated to make any payment of principal or interest on the notes. Our executive offices are at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307. Our telephone number is (920) 433-1598.

        For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, when we refer to "us," "we," "ours," or the "Company" we are describing Wisconsin Public Service Corporation together with its subsidiaries.

DESCRIPTION OF THE NOTES

        Please read the following information concerning the notes in conjunction with the statements under "Description of the Senior Debt Securities" in the accompanying prospectus. The following information supplements those statements and supersedes any statements in the prospectus that are inconsistent with it.

Issuer	Wisconsin Public Service Corporation.
Notes Offered
$125 million principal amount of Senior Notes, % Series Due December 1, 2013. This series may be reopened and we may from time to time issue additional notes of the same series without the consent of the holders of the series in an amount not to exceed $25 million.
Maturity	December 1, 2013.
Interest Rate	The notes will bear interest from December 1, 2003 at the rate of % per year.
Interest Payment Dates	June 1 and December 1 (commencing June 1, 2004).
Ranking
Until the release date, a series of collateral bonds that we will issue and deliver to the senior trustee will secure the notes. On the release date, the collateral bonds will cease to secure the senior debt securities, including the notes, and, at our option, either (1) they will become our unsecured general obligations and rank on a parity with our other senior unsecured indebtedness, or (2) substitute collateral bonds secured by a substitute mortgage indenture will secure the senior debt securities.
Release Date
The release date will be the date that we retire all of the first mortgage bonds that are issued and outstanding under our mortgage indenture, other than the collateral bonds, provided that no default or event of default under the senior indenture has occurred and is continuing on that date. On the release date, the senior trustee will deliver to us for cancellation all collateral bonds and not later than 30 days after the release date will provide notice to all holders of the notes of the occurrence of the release date. As a result, on the release date, the collateral bonds will no longer secure the notes, and, at our option, either (1) the notes will become our unsecured general obligations or (2) substituted collateral bonds will secure the notes. Based on the terms of our current outstanding first mortgage bonds, the release date can occur at any time.
Certain Covenants
We will issue the notes under our senior indenture which contains covenants that, among other things, limit our ability to incur certain additional liens or engage in certain sale-leaseback transactions following the release date.
Form & Denomination
A global note registered in the name of a nominee of The Depository Trust Company will initially evidence the notes. You may purchase notes only in principal amounts of $1,000 and integral multiples of $1,000.
Optional Redemption
We may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of principal or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes which we redeem, discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the "treasury yield," as defined below, plus of one percent (0. %), plus in each case accrued and unpaid interest to the date of redemption. The notes have no sinking fund provisions.

"Treasury yield" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the "comparable treasury issue," as defined below, assuming a price for the comparable treasury issue, expressed as a percentage of its principal amount equal to the "comparable treasury price," as defined below, for the redemption date.

"Comparable treasury issue" means the United States Treasury security selected by an "independent investment banker," as defined below, as having a maturity comparable to the remaining term of the notes that the independent investment banker would utilize, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent investment banker" means one of the "reference treasury dealers," as defined below, appointed by the senior trustee after consultation with us.

"Comparable treasury price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, on the third business day preceding the redemption date, as set forth in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if that release or any successor release is not published or does not contain those prices on that business day, (A) the average of the "reference treasury dealer quotations," as defined below, for the redemption date, after excluding the highest and lowest reference treasury dealer quotations for the redemption date, or (B) if the senior trustee obtains fewer than four reference treasury dealer quotations, the average of all the quotations which the senior trustee obtains. "Reference treasury dealer quotations" means,

Optional Redemption (continued)
with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by the reference treasury dealer at 5:00 p.m. on the third business day preceding the redemption date.
"Reference treasury dealer" means any primary U.S. Government securities dealer in the United States selected by us.

The senior trustee will not mail a notice of redemption during the continuance of any event of default under the senior indenture, except that (1) when notice of redemption of any notes has been mailed, we shall redeem those notes, but only if funds sufficient for that purpose have, before the occurrence of the event of default, been deposited with the senior trustee or a paying agent for that purpose, and (2) notices of redemption of all outstanding senior debt securities may be given during the continuance of an event of default under the indenture.

Unless we have deposited with the senior trustee, at the time of mailing of any notice of redemption, an amount in cash sufficient to redeem all of the notes called for redemption, the notice will state that it is subject to the receipt of the redemption moneys by the senior trustee before the redemption date, and the notice will be of no effect unless the moneys are so received, before that date.

SUMMARY FINANCIAL INFORMATION

        Our summary financial information as of and for the periods indicated is set forth below. The annual information set forth below for each of the three fiscal years in the period ended December 31, 2002 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated in the accompanying prospectus by reference. The financial information as of and for the period ended September 30, 2003 was derived from our unaudited quarterly financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated in the accompanying prospectus by reference. For a more detailed discussion of the consolidated financial data, see also "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

	(Dollars in Millions)
	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
Statement of Income Data
Operating Revenues	$840.5	$932.3	$1,007.6	$727.4	$850.5
Operating Income	84.2	87.9	107.8	82.1	68.0
Net Income	73.5	83.7	86.2	65.0	58.5
	Amount	As Adjusted(a)	As Adjusted Percentage
Capitalization at September 30, 2003
Long-term Debt	$433.2	$508.2	39.2%
Preferred Stock (without mandatory redemption provisions)	51.2	51.2	4.0%
Common Stock Equity	736.1	736.1	56.8%

Total Capitalization	$1,220.5	$1,295.5	100.0%

  (a)
  Adjusted to reflect the issuance of $125,000,000 of notes and the retirement of up to $50,000,000 of first mortgage bonds.

Ratios of Earnings to Fixed Charges (Unaudited)

        The ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges (a)	4.4	4.6	4.4	4.6	4.6	4.6	4.5

  (a)
  In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

BOOK-ENTRY ISSUANCE—THE DEPOSITORY TRUST COMPANY

        The Depository Trust Company will act as securities depositary for the senior notes,            % series due December 1, 2013. We will issue the notes only as fully-registered securities registered in the name of The Depository Trust Company's partnership nominee, Cede & Co. (or such other nominee as may be designated by an authorized representative of The Depository Trust Company). We will deposit the notes with the senior trustee as custodian for The Depository Trust Company. We will issue one or more fully-registered global certificates representing the total aggregate principal amount of the notes.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the notes as represented by a global certificate.

        For additional information relating to The Depository Trust Company and the book-entry issuance system, see "Description of the Senior Debt Securities—Book-Entry Securities" in the accompanying prospectus.

USE OF PROCEEDS

        We will add the proceeds from the notes to our general funds and will use the proceeds for one or more of the following: (1) to pay the cost of redeeming or repurchasing up to $50,000,000 principal amount of our outstanding first mortgage bonds that bear interest at the rate of 7 1/8% per year and mature on July 1, 2023; (2) to pay costs of construction or acquisition of capital assets; (3) to retire short-term indebtedness incurred for construction, acquisition and other public utility purposes; or (4) for other proper corporate utility purposes. On December 4, 2003, we had an aggregate of approximately $103 million of short-term borrowings, which had maturities of up to 12 days and a weighted average annual interest rate of 1.15%.

UNDERWRITING

        We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite the underwriter's name in the table below:

Underwriter	Principal Amount of Notes
UBS Securities LLC	$
A.G. Edwards & Sons, Inc.
Robert W. Baird & Co. Incorporated
Banc One Capital Markets, Inc.

Total		$125,000,000

        Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

        The notes constitute a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes, but the underwriters have not obligated themselves to do so and may discontinue market making at any time without notice. We can give you no assurance as to the liquidity of the trading market for the notes.

        The underwriters will initially offer the notes at the initial public offering price set forth on the cover of this prospectus supplement. The underwriters may sell notes to securities dealers at a discount from the initial public offering price of up to 0.    % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.    % of the principal amount of notes. If the underwriters do not sell all of the notes at the initial offering price, the underwriters may change the offering price and other selling terms.

        In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for and purchase the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the notes in the offering if the underwriter or dealer repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may effect these transactions in the over-the-counter market or otherwise.

        We expect that the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover of this prospectus supplement, which will be the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before December    , 2003 will be required, by virtue of the fact

that any such trade would otherwise settle in more than three business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor with respect to these matters.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        Certain of the underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking and other services to us, our parent company or other subsidiaries of our parent company in the ordinary course of business.

LEGAL MATTERS

        Our counsel, Foley & Lardner, Milwaukee, Wisconsin, will issue its opinion as to the validity of the notes being issued. Schiff Hardin & Waite, Washington, D.C., will issue an opinion for the underwriters as to certain matters relating to the offering of the notes.

PROSPECTUS

$300,000,000

WISCONSIN PUBLIC SERVICE CORPORATION
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1598

SENIOR DEBT SECURITIES

        We intend to offer up to $300,000,000 of two or more series of our senior debt securities at such times and on such terms as we may determine in the light of market conditions and other factors. The senior debt securities will be secured by a pledge of first mortgage bonds issued under our mortgage indenture. This pledge will remain in effect so long as we have other first mortgage bonds outstanding. Upon the retirement of all other first mortgage bonds, the pledge will be released. The specific designation, aggregate principal amount, purchase price, maturity, rate and time of payment of interest, and the redemption terms or other specific terms of the senior debt securities will be set forth in an accompanying prospectus supplement, together with the terms of offering of the senior debt securities. See also "Description of Senior Debt Securities."

        We may sell the senior debt securities to or through underwriters and also may sell the senior debt securities directly to other purchasers or through agents. The prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the senior debt securities, the nature of the underwriting arrangements, the principal amounts to be purchased by the underwriters and the compensation of the underwriters or agents.

        This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2002.

        This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. We may from time to time sell the securities described in the prospectus and any accompanying prospectus supplement. You should read this prospectus and any accompanying prospectus supplement together with the more detailed information regarding our company, our securities and our financial statements and notes to those statements that are incorporated by reference.

SUMMARY INFORMATION

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or in the prospectus supplement or in the financial statements or other documents incorporated in this prospectus by reference.

The Offering
Company	Wisconsin Public Service Corporation
Securities Being Offered	Not exceeding $300,000,000 Senior Debt Securities
The Company
Business	Electric and gas utility
Service Area	Approximately 11,000 square miles in northeastern Wisconsin and an adjacent part of upper Michigan
Source of Revenues for the Year Ended December 31, 2001	66% Electric; 34% Gas
Customers at December 31, 2001	Electric—400,862; Gas—290,353
Sources of Electric Generation in 2001	61.4% Coal; 11.2% Nuclear; 2.6% Natural Gas/Fuel Oil; 1.9% Hydro; 22.9% Purchased Power

Ratios of Earnings to Fixed Charges (Unaudited) *

Year Ended December 31,					Three Months Ended March 31,
1997	1998	1999	2000	2001	2002	2001

4.43	4.43	4.65	4.36	4.60	5.42	5.58

        *      In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement, certain parts of which we have omitted in accordance with the rules and regulations of the Commission. For further information, you should refer to the registration statement and its exhibits. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission are not necessarily complete. You should refer to the copy of the document filed with the Commission for a more complete description of the matter involved.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2001.

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  3.
  Our Current Report on Form 8-K filed May 29, 2002.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

      Wisconsin Public Service Corporation
      Attn: Secretary
      700 North Adams Street
      P.O. Box 19001
      Green Bay, Wisconsin 54307-9001
      (920) 433-1727

        Our reports are also available on the website of our parent company located at http://www.wpsr.com.

THE COMPANY

        We are a wholly-owned subsidiary of WPS Resources Corporation, Green Bay, Wisconsin. The senior debt securities offered pursuant to this prospectus, however, are solely our obligation, and WPS Resources Corporation is not obligated to make any payments of principal or interest on the senior debt securities.

        We are engaged in the production, distribution and sale of electricity and in the purchase, distribution, transportation and sale of gas in northeastern Wisconsin and an adjacent part of upper Michigan. We were incorporated under the laws of Wisconsin in 1883. Our executive offices are at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307. Our telephone number is (920) 433-1598.

        Our Wisconsin retail utility rates and service and any issuance of securities by us are regulated by the Public Service Commission of Wisconsin. Our Michigan retail utility rates and service are regulated by the Michigan Public Service Commission. Our wholesale electric rates, hydroelectric projects and certain other matters are regulated by the Federal Energy Regulatory Commission. The operation of the Kewaunee nuclear plant, of which we are a 59% owner, is regulated by the Federal Nuclear Regulatory Commission. We are also subject to state and federal environmental regulation and to limited regulation by local authorities.

USE OF PROCEEDS

        We will use the proceeds from the sale of the senior debt securities to pay the cost of construction or acquisition of capital assets and to refund outstanding first mortgage bonds and short-term indebtedness, as more specifically described in the attached prospectus supplement. Any remaining proceeds will be used for other proper corporate utility purposes.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

        The description of the senior debt securities offered in the attached prospectus supplement modifies the following description. Please read both descriptions. The following statements are brief summaries of certain provisions of the senior indenture. The statements do not purport to be complete and in each case are qualified in their entirety by the more detailed provisions of the senior indenture, which is incorporated by reference in this prospectus.

        General:    We will issue from time to time, in one or more series, senior debt securities under a Trust Indenture dated as of December 1, 1998 between us and a predecessor of U.S. Bank, National Association, as supplemented and amended by any supplemental indentures, which we refer to collectively in this prospectus as the senior indenture. In this prospectus, we refer to U.S. Bank and any successor trustee under the senior indenture as the senior trustee. The senior indenture is an exhibit to the registration statement.

        Until the release date the senior debt securities will be secured by one or more series of our first mortgage bonds issued and delivered to the senior trustee. See "Security; Release Date" below. These first mortgage bonds, or the collateral bonds, will be issued under the First Mortgage and Deed of Trust dated January 1, 1941 from us to a predecessor of U.S. Bank, National Association, as supplemented and amended by any supplemental indentures, which we refer to collectively as the mortgage indenture in this prospectus. In this prospectus, we refer to U.S. Bank and any successor trustee under the mortgage indenture as the mortgage trustee. The mortgage indenture is an exhibit to the registration statement.

        On the release date, the senior debt securities will cease to be secured by the collateral bonds and, at our option, either (i) will become our unsecured general obligations or (ii) will be secured by our first mortgage bonds issued under a mortgage indenture other than the current mortgage indenture, which we refer to in this prospectus as substituted collateral bonds. The senior indenture provides that, in addition to the senior debt securities offered by this prospectus, other senior debt securities may be issued from time to time, in one or more series, under the senior indenture, without limitation as to aggregate principal amount, provided that, before the release date, the amount of senior debt securities that may be issued cannot exceed the aggregate principal amount of collateral bonds that we are able to issue under the mortgage indenture.

        The senior indenture and the mortgage indenture, which we refer to collectively in this prospectus as the indentures, do not contain any debt covenants or provisions that would afford holders of the senior debt securities protection in the event of a highly leveraged transaction.

        There is no requirement under the indentures, that future issues of our debt securities be issued under the indentures. Subject to certain restrictions following the release date, which are described in "Restrictions" below, we will be free to employ other indentures or documentation, containing provisions different from those included in the indentures, in connection with future issues of our debt securities.

        Please refer to the prospectus supplement relating to the senior debt securities being offered, which we refer to collectively in this prospectus as the offered senior debt securities, for specific terms respecting the offered senior debt securities, including among other terms the following:

  •
  the title of the offered senior debt securities;

  •
  any limit on the aggregate principal amount of the offered senior debt securities;

  •
  the date or dates on which the offered senior debt securities will mature;

  •
  the rate or rates per year (which may be fixed or variable) at which the offered senior debt securities will bear interest or the method by which the rate or rates will be determined;

  •
  the date from which interest will accrue or the method by which that date will be determined;

  •
  the dates on which interest will be payable and the regular record dates for the interest payment dates;

  •
  the dates, if any, on which, and the price or prices at which, we will redeem any offered senior debt securities, pursuant to any mandatory redemption or sinking fund provisions, and other detailed terms and provisions of any mandatory redemption or sinking funds;

  •
  the date, if any, after which, and the price or prices at which, we may, or may be required to, redeem any offered senior debt securities, at our option or the option of the holder, pursuant to any optional redemption provisions, and other detailed terms and provisions of any optional redemption; and

  •
  any other terms of any offered senior debt securities (which terms shall not be inconsistent with the senior indenture).

        The following activities relating to the senior debt securities will occur at the office of the senior trustee in Saint Paul, Minnesota:

  •
  payment of principal and interest; and

  •
  exchange, transfer and registration of certificated senior debt securities.

        At the option of the senior trustee, we may pay interest to the registered holder by check or by wire transfer.

        The offered senior debt securities will be represented either by global securities registered in the name of a depositary, or its nominee, or by certificates in certificated form issued to the registered holders of the offered senior debt securities as set forth in the applicable prospectus supplement. See "Book Entry Securities" below.

        Definitions:    For purposes of the descriptions of the senior debt securities, certain defined terms have the following meanings:

        "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet; (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the senior indenture), premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury.

        "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities or guarantees of any debt for money borrowed.

        "Net Tangible Assets" means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and that are approved by our regularly retained independent accountants, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made.

        "Operating Property" means (i) any interest in real property that we own and (ii) any asset that we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any of our interests as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

        "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to that person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into before the date of the senior indenture.

        "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of that term, without regard, in any case, to any renewal or extension options contained in the lease.

        Original Issue Discount Securities.    We may issue the senior debt securities under the senior indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. If we do, we will describe the special federal income tax, accounting and other considerations applicable to any original issue discount securities in the prospectus supplement relating to those securities. Original issue discount securities are any securities that provide that an amount less than their principal amount will be due and payable upon a declaration of acceleration of their maturity as a result of the occurrence and continuation of an event of default.

        Security; Release Date.    Until the release date, one or more series of the collateral bonds that we issue and deliver to the senior trustee will secure the senior debt securities. See "Description of the First Mortgage Bonds." Upon the issuance of senior debt securities before the release date, we will simultaneously issue and deliver collateral bonds to the senior trustee, as security for those senior debt securities. The collateral bonds will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the senior debt securities being issued. We have agreed to issue a related series of collateral bonds in the name of the senior trustee in its capacity as trustee under the senior indenture at the same time that we issue each series of senior debt securities. The senior trustee has agreed to hold each series of collateral bonds in that capacity under all circumstances and not transfer the collateral bonds until the earlier of the release date or the prior retirement of the related series of senior debt securities through redemption, repurchase or otherwise. Before the release date, we will make payments of the principal of, and premium or interest on, each series of collateral bonds to the senior trustee. The senior trustee will apply those payments to satisfaction of all obligations then due on the related series of senior debt securities.

        The release date will be the date that all of the first mortgage bonds that are issued and outstanding under our mortgage indenture, other than the collateral bonds, have been retired (at, before or after their maturities) through payment, redemption or otherwise, provided that no default or event of default under the senior indenture has occurred and is continuing. On the release date, the senior trustee will deliver to us for cancellation all collateral bonds and not later than 30 days after the release date will provide notice of the occurrence of the release date to all holders of senior debt securities. As a result, on the release date, the collateral bonds will cease to secure the senior debt securities, and, at our option, the senior debt securities, either (i) will become our unsecured general obligations or (ii) will be secured by substituted collateral bonds. Each issue of collateral bonds will be secured by a lien on certain property that we own. In certain circumstances before the release date, we are permitted to reduce the aggregate principal amount of an issue of collateral bonds held by the senior trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the senior debt securities initially issued contemporaneously with the collateral bonds. Following the release date, we will cause the mortgage indenture to be discharged, and we will not issue any additional bonds under the mortgage indenture.

        Restrictions.    The senior indenture provides that we may not consolidate with, merge with or into any other corporation (whether or not we are the surviving corporation), or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless: (1) either we will be the continuing person or the person (if other than us) formed by the consolidation or with which or into which we are merged or the person (or group of affiliated persons) to which we sell, assign, transfer or lease all or substantially all our properties and assets is a corporation (or constitute corporations) and that corporation (A) expressly assumes, by an indenture supplemental to the senior indenture, all our obligations under the senior debt securities and the senior indenture, executed and delivered to the senior trustee in form satisfactory to the senior trustee and (B) expressly assumes, by an indenture supplemental to the mortgage indenture (if before the release date) or any substituted mortgage indenture (if on or after the release date) all of our obligations under any outstanding collateral bonds or substituted collateral bonds and under the mortgage indenture or substituted mortgage indenture, executed and delivered to the mortgage trustee or the trustee under the substituted mortgage indenture in form satisfactory to the mortgage trustee or the trustee under the substituted mortgage indenture; (2) immediately before and after giving effect to the transaction or series of transactions, no event of default, and no default, with respect to the senior debt securities shall have occurred and be continuing; and (3) we shall have delivered to the senior trustee an officer's certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indentures comply with the senior indenture, the mortgage indenture or the substituted mortgage indenture, as the case may be.

        Limitation on Liens.    The senior indenture provides that, so long as any senior debt securities are outstanding, we may not issue, assume, guarantee or permit to exist after the release date any Debt that is secured by any mortgage, security interest, pledge or lien, which we refer to collectively in this prospectus as liens, of or upon any of our Operating Property, whether owned at the date of the senior indenture or acquired after that date, without in any such case effectively securing the senior debt securities (together with, if we shall so determine, any of our other indebtedness ranking equally with the senior debt securities) equally and ratably with such Debt (but only so long as such Debt is so secured).

        That restriction will not apply to:

  •
  Liens on any Operating Property existing at the time of its acquisition (which liens may also extend to subsequent repairs, alterations and improvements to the Operating Property);

  •
  Liens on Operating Property of a corporation existing at the time the corporation is merged into, or consolidated with, or the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

  •
  Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided those liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

  •
  Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any of those entities (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, any of our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

  •
  Any liens created by any substituted mortgage indenture securing substituted collateral bonds; or

  •
  Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any liens referred to in the foregoing exceptions, provided, however, that the principal amount of Debt secured by the liens and not otherwise authorized by the foregoing exceptions, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

        In addition, the restriction on liens described in this section will not apply to our issuance, assumption or guarantee of Debt secured by any liens that would otherwise be subject to that restriction up to an aggregate amount which, together with all of our other secured Debt (not including secured Debt permitted under any of the exceptions described above) and the Value of Sale and Lease-Back Transactions existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to any liens under any of the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of

"Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of the Net Tangible Assets or 15% of Capitalization.

        Limitations on Sale and Lease-Back Transactions.    The senior indenture provides that so long as the senior debt securities are outstanding, we may not enter into or permit to exist after the release date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled under any of the exceptions described in the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by any liens on the Operating Property without equally and ratably securing the senior debt securities, (b) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third paragraph under "Limitation on Liens," at least $1.00 of additional Debt secured by liens (other than liens permitted by clause (a)) or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased to the retirement of our senior debt securities or other Debt ranking equally with, the senior debt securities, subject to reduction for senior debt securities and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

        Events of Default and Notice of Default.    The following events of default under the senior indenture apply to the senior debt securities of any series;

  •
  failure to pay interest on any senior debt security when due and

  a.
  if such failure occurs before the release date, continued for 90 days, or

  b.
  if such failure occurs on or after the release date, continued for 30 days;

  •
  failure to pay the principal of (or premium, if any, on) any senior debt security when due and payable at maturity, upon redemption or otherwise;

  •
  failure to observe or perform any other covenant, warranty or agreement contained in the senior debt securities of that series or in the senior indenture (other than a covenant, agreement or warranty included in the senior indenture solely for the benefit of senior debt securities other than that series) and

  a.
  if such failure occurs before the release date, continued for 90 days, or

  b.
  if such failure occurs on or after the release date, continued for 60 days,

    provided that in each case, the senior trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have given us notice of the failure.

  •
  before the release date, the occurrence and continuance of a completed default under the mortgage indenture, provided, however, the waiver or cure of the completed default under the mortgage indenture and the rescission and annulment of the consequences of that completed default under the mortgage indenture will constitute a waiver of the corresponding event of default under the senior indenture;

  •
  if any substituted collateral bonds are outstanding, the occurrence and continuance of an event of default or completed default under the substituted mortgage indenture, provided, however, the waiver or cure of the event of default or completed default under the substituted mortgage indenture and the rescission and annulment of the consequences of that default or event of completed default under the substituted mortgage indenture will constitute a waiver of the corresponding event of default under the senior indenture;

  •
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  •
  any other event of default with respect to the senior debt securities of a series specified in the prospectus supplement relating to that series or in the supplemental indenture under which that series of senior debt securities is issued.

        The senior trustee shall, within 30 days after the occurrence of any default or event of default with respect to senior debt securities of any series, give the holders of senior debt securities of that series notice of all uncured defaults or events of default known to it (the term default includes any event which after notice or passage of time or both would be an event of default); provided, however, that, except in the case of an event of default or a default in payment on any senior debt securities of any series, the senior trustee shall be protected in withholding the notice if and so long as the board of directors, the executive committee of the board of directors or responsible officers of the senior trustee in good faith determine that the withholding of the notice is in the interest of the holders of senior debt securities of that series.

        If an event of default with respect to senior debt securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the senior trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing to us (and to the senior trustee if given by the holders of at least 25% in aggregate principal amount of the senior debt securities of that series) may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding senior debt securities of that series to be due and payable immediately and, upon any such declaration, the senior debt securities of that series shall become immediately due and payable.

        If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding senior debt securities of any series will become immediately due and payable without any declaration or other act on the part of the senior trustee or any holder of any senior debt security of that series. Upon any acceleration of the senior debt securities before the release date, the senior trustee has the power to cause the mandatory redemption of the collateral bonds or substituted collateral bonds, as the case may be.

        The holders of not less than a majority of the principal amount of the outstanding senior debt securities of any series may rescind a declaration of acceleration and its consequences with respect to the senior debt securities of that series (including if (1) given, the written demand for redemption of collateral bonds or substituted collateral bonds) if all existing events of default, other than the nonpayment of principal of and interest on the senior debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived; (2) to the extent lawful, interest on overdue interest and on overdue principal that has become due otherwise than by reason of such acceleration has been paid; (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (4) all amounts due to the senior trustee under the senior indenture have been paid. The senior indenture requires us to file periodic statements with the senior trustee regarding our compliance with certain of the covenants of the senior indenture and to specify any event of default or defaults with respect to senior debt securities, in performing such covenants, of which the signers of the statements may have knowledge.

        Modification of the Senior Indenture; Waiver.    We and the senior trustee without the consent of any holders may modify the senior indenture with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the senior indenture and (ii) to make any change that does not materially adversely affect the interests of any holder of senior debt securities of any series. In addition, we and the senior trustee may modify certain of our rights and obligations and the rights of holders of the senior debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series affected by the modifications. None of the following modifications, however, will be effective against any holder of any outstanding senior debt securities of any series affected by the modifications without that holder's consent:

  •
  extension of the maturity or reduction of the principal amount of any senior debt securities of the affected series, reduction in the interest rate or extension of the time for payment of interest,

  •
  change in the redemption provisions in a manner adverse to any holder of senior debt securities of the affected series,

  •
  modification that would

  •
  adversely impair the interest of the senior trustee in the collateral bonds held by it, or

  •
  before the release date, reduce the principal amount of any issue of collateral bonds securing the senior debt securities of the affected series to an amount less than the principal amount of the related issue of senior debt securities or

  •
  alter the payment provisions of the collateral bonds in a manner adverse to the holders of the affected series of senior debt securities,

  •
  other modification in the terms of payment of the principal of, or interest on, the senior debt securities of the affected series, or

  •
  reduction of the percentage required for waivers of defaults or events of default under the senior indenture or for modification of the senior indenture.

        The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of that series, waive any event of default or default under the senior indenture with respect to that series, except an event of default or a default in the payment of the principal of, or premium, if any, or any interest on, any senior debt security of that series or in respect of a provision which under the senior indenture cannot be modified or amended without the consent of the holder of each outstanding senior debt security of the affected series.

        Defeasance.    We may terminate our substantive obligations under the senior debt securities of any series (except for our obligations to pay the principal of (and premium, if any, on) and the interest on the senior debt securities of that series) by (i) depositing with the senior trustee, under the terms of an irrevocable trust agreement, money or U.S. government obligations sufficient to pay all remaining indebtedness on the senior debt securities of that series, (ii) delivering to the senior trustee either an opinion of counsel or a ruling directed to the senior trustee from the Internal Revenue Service to the effect that the holders of the senior debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the senior indenture.

        Voting of Collateral Bonds Held by Senior Trustee.    The senior trustee, as holder of collateral bonds, will attend any meeting of holders of first mortgage bonds under the mortgage indenture, as to which it receives due notice, or, at its option, will deliver its proxy in connection with the meeting. Either at the meeting, or otherwise where the consent of holders of first mortgage bonds is sought without a meeting, the senior trustee will vote or consent with respect to all of the collateral bonds held by it, as directed by the holders of a majority in aggregate principal amount of the outstanding senior debt securities; provided, however, that the senior trustee shall not vote the collateral bonds of any particular series in favor of, or consent to, any action which in the senior trustee's opinion would materially adversely affect that series of collateral bonds in a manner not shared generally by all other collateral bonds, except upon notification by the senior trustee to the holders of the related series of senior debt securities of the proposal and the receipt of the consent to the proposal of the holders of not less than a majority in principal amount of the outstanding senior debt securities of that series.

        Concerning the Senior Trustee.    U.S. Bank, National Association, is the senior trustee under the senior indenture. U. S. Bank, National Association is also the mortgage trustee under the mortgage indenture and a depositary of our funds. See "Description of the First Mortgage Bonds—Concerning the Mortgage Trustee." U.S. Bank and its affiliates also provide other banking or investment banking and other financial services to us and our affiliates. The Trust Indenture Act of 1939, as amended, contains limitations on the rights of U.S. Bank, should it become one of creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim, as security or otherwise. Under the Trust Indenture Act, U.S. Bank is permitted to engage in other transactions with us and our affiliates from time to time, provided that if U.S. Bank acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the mortgage indenture, or else resign.

        Book-Entry Securities.    We may initially issue the senior debt securities of any series in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the applicable prospectus supplement, the Depository Trust Company, or DTC, New York, New York, will act as securities depositary for each series of senior debt securities that are issued as fully-registered securities. These senior debt securities will be registered in the name of Cede & Co. (DTC's partnership nominee) or the name of another nominee as requested by an authorized representative of DTC. So long as Cede & Co., as nominee of DTC, or another nominee of DTC is the securityholder, references in this prospectus to holders of the senior debt securities or registered owners will mean Cede & Co., or another nominee of DTC, rather than the beneficial owners.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of direct participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. These participants are generally referred to as indirect participants. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

        Anyone desiring to purchase senior debt securities under the DTC system must make these purchases by or through a direct participant which will receive a credit for the senior debt securities on DTC's records. The direct and indirect participants will in turn record the ownership interest of each actual purchaser of the senior debt securities on their records. DTC will not provide beneficial owners of the senior debt securities with written confirmations of their purchases. However, beneficial owners should receive written confirmations of their purchases providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transactions. Direct and indirect participants are to effect transfers of beneficial ownership interests by entries made on their books on behalf of the beneficial owners. Owners of beneficial interests in the senior debt securities will not receive or be entitled to receive certificates representing their ownership interests in the senior debt securities, except as described below upon the discontinuance of the use of the book-entry system.

        Principal and the redemption price of, and interest payments on, the senior debt securities held by or on behalf of DTC as depositary will be made to Cede & Co. (or another nominee as may be requested by an authorized representative of DTC) as registered owner of those senior debt securities. Upon DTC's receipt from the issuer or trustee of funds and corresponding detail information on a payment date, DTC's practice is to credit the accounts of direct participants in accordance with their respective holdings shown on the records of DTC. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such direct or indirect participants and not of DTC, the senior trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. We or the senior trustee will be responsible for making principal and interest payments and redemption payments to Cede & Co. (or another nominee as requested by an authorized representative of DTC). DTC is responsible for disbursing those payments to the appropriate direct participants, and those direct participants, and any indirect participants, are in turn responsible for disbursing the payment to the beneficial owners.

        To facilitate subsequent transfers, the senior trustee will register all debt securities that direct participant's deposit with DTC in the name of Cede & Co. (or another nominee as requested by an authorized representative of DTC). The deposit of debt securities with DTC and their registration in the name of Cede & Co. (or another nominee as requested by an authorized representative of DTC) effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners of senior debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The senior trustee will send redemption notices to DTC. If we are redeeming less than all of the senior debt securities within an issue, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. or any other nominee of DTC will consent or vote with respect to the senior debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. or any other DTC nominee to those direct participants to whose accounts the senior debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        DTC may discontinue providing its services as debt securities depositary with respect to the senior debt securities at any time by giving reasonable notice to us or the senior trustee. Under these circumstances, if a successor securities depositary is not obtained, debt security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will cause senior debt security certificates to be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we, the senior trustee nor any underwriter takes any responsibility for the accuracy of this information.

        Neither we nor the senior trustee will have any responsibility or obligation to any direct or indirect participant or any owner of a book-entry interest or any other person not shown on the registration books of the senior trustee as being a holder of the senior debt securities with respect to: (1) any senior debt securities; (2) the accuracy of any records maintained by DTC or any direct or indirect participant; (3) the payment by DTC or any direct or indirect participant of any amount due to any owner of a book-entry interest in respect of the principal or redemption price of or interest on the senior debt securities; (4) the delivery by DTC or any direct or indirect participant of any notice to any owner of a book-entry interest which is required or permitted under the terms of the senior indentures to be given to holders of the senior debt securities; (5) the selection of the owners of a book-entry interest to receive payment in the event of any partial redemption of any senior debt securities; or (6) any consent given or other action taken by DTC or its nominee as holder of the senior debt securities.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

        The following statements are brief summaries of certain provisions of the first mortgage bonds and the mortgage indenture. These statements do not purport to be complete and in each case are qualified in their entirety by reference to the more detailed provisions of the mortgage indenture, which is incorporated by reference in this prospectus.

        General.    Before the release date, we will issue to the senior trustee any series of first mortgage bonds issued as collateral bonds. Each issue of collateral bonds to the senior trustee will be in a principal amount equal to the principal amount of the senior debt securities issued contemporaneously with the collateral bonds. Before the release date, we will make payments of the principal of, and premium or interest on, each series of collateral bonds to the senior trustee. The senior trustee will apply those payments to the satisfaction of all obligations then due on the related series of senior debt securities.

        Liens and Titles.    The collateral bonds will be secured by the mortgage indenture equally and ratably with all other bonds issued under the mortgage indenture (except as to any sinking fund or similar fund established for the benefit of bonds of a particular series). At the time of issuance of each series of the collateral bonds, our counsel will deliver its opinion that the mortgage indenture constitutes, except as stated in this paragraph, a valid and direct first lien upon substantially all of the real and fixed property and governmental licenses and permits that we own (including our interests as tenant-in-common), subject only to permissible encumbrances and to the other limitations and exceptions respecting title to real and fixed properties that are stated in their opinion on title described below. Excepted from the lien are investments in other companies, items of the general character such as would be included on our balance sheet as current assets (unless deposited or required to be deposited with the mortgage trustee), motor vehicles, advance payments for or other costs of nuclear fuel not situated at the plant site, and timber and minor parcels of real estate. The term "permissible encumbrances" includes liens upon transmission or distribution line rights-of-way, and certain tax and other liens, easements or leases, and other adverse interests of a nature or of a proportion that would not under ordinary circumstances materially impair the lien of the mortgage indenture or the use of the property.

        The mortgage indenture by its terms also covers in general all of our after-acquired property, other than property of the nature excepted from the lien of the mortgage indenture as stated above. The lien on an after-acquired system may be subject to a prior lien and, in case of merger, to possible limitation to our system at that time.

        At the time of issuance of each series of the collateral bonds, our counsel will deliver its opinion that we have good and marketable title to the real and fixed properties described in the mortgage indenture (other than properties disposed of and released under the mortgage indenture and lands described as held only under flowage rights) free and clear of all liens, charges and encumbrances prior to or on a parity with the lien of the mortgage indenture, except for and subject only to "permissible encumbrances" and to those exceptions, defects and qualifications which in our counsel's opinion do not materially affect the security for the collateral bonds or title to or our right to use the properties in the conduct of our business. The opinion of counsel does not cover the validity of or title to easements or rights-of-way for transmission and distribution lines.

        The mortgage indenture does not prevent us from merging or consolidating with another entity, selling all or substantially all of our assets, or engaging in a recapitalization or other comparable transaction as long as (1) the lien of the mortgage indenture and the rights and powers of the mortgage trustee and the bondholders under the mortgage indenture are not impaired; (2) the principal amount of prior lien bonds secured by a prior lien or liens on property of the successor corporation (exclusive of the property that we owned immediately before the merger, consolidation or sale) and outstanding immediately after the consolidation, merger or sale shall not exceed 60% of the cost or fair value, whichever is less, of the property of the character of permanent additions owned by the successor corporation, immediately before such transaction; (3) the earnings applicable to bond interest of the successor corporation determined as provided in the mortgage indenture, excluding our net earnings, for a period of 12 consecutive calendar months within the 15 consecutive calendar months immediately preceding the first day of the calendar month in which the consolidation, merger or sale is made shall have been in the aggregate at least equal to twice the interest requirements for a period of one year upon all prior lien bonds secured by a prior lien or prior liens on the property of the successor corporation and outstanding immediately after the transaction; and (4) the successor corporation assumes our obligations under the mortgage indenture. If these conditions are satisfied with respect to any such transaction, we may enter into the transaction. Although the mortgage indenture limits the principal amount of additional bonds which we may issue, it does not restrict the amount of unsecured debt that we may incur. Except as described above, the mortgage indenture does not provide any protection to the bondholder against a highly leveraged transaction however structured.

        Outstanding and Additional Bonds:    Under the mortgage indenture, there were outstanding as of December 31, 2001, $381,100,000 principal amount of bonds of various prior series. Additional bonds without limit as to aggregate amount may be issued in a principal amount up to (a) 60% of the lesser of cost or fair value of net permanent additions (electric, gas or steam property acquired after January 1, 1941, less retirements after that date taken at undepreciated cost, subject to certain adjustments) except permanent additions otherwise utilized under the mortgage indenture or restricted under the terms of certain supplemental indentures; (b) the amount of bonds retired or cancelled, except from certain funds; and (c) the amount of cash deposited with the mortgage trustee for the purpose, which cash may thereafter be withdrawn in lieu of the issuance of an equal amount of bonds under clauses (a) or (b) but without any earnings' test requirement. Bonds may be issued under clauses (a) and (c), and under certain circumstances under clause (b), only if earnings applicable to bond interest for a period of 12 months within the preceding 15 months have been at least twice the annual interest requirements upon all bonds then applied for and outstanding.

        Earnings applicable to bond interest, as defined in the mortgage indenture, for the year ended December 31, 2001, were $141.7 million, resulting in a ratio of 5.7 times the full annual interest requirements upon all bonds then outstanding, and a ratio of 3.86 after the issuance of $300,000,000 principal amount of collateral bonds at an estimated weighted average interest rate of 6.30% per annum. A difference of 1/8% in the assumed weighted average interest rate on the collateral bonds would change the ratio approximately .04.

        The aggregate amount of unbonded bondable property was approximately $739,725,000 as of December 31, 2001, $500,000,000 of which will be applied as the basis for the issuance of the collateral bonds. The retirement of bonds of prior series may also be the basis for the issuance of additional collateral bonds.

        Release Provisions:    The mortgage trustee may release property which we have sold from the lien of the mortgage indenture upon our deposit of the fair value of the property with the mortgage trustee. Purchase money obligations so deposited may not exceed 60% of fair value of the released property. We may withdraw release funds on the basis of the lesser of cost or fair value of net permanent additions applied for the purpose, or the principal amount of bonds that we have surrendered, or we may apply release funds to bond retirement. Bonds may be redeemed from release funds only when they are subject to redemption and upon payment of the applicable regular redemption premium. The mortgage trustee may release property certified as no longer necessary in our business and of less than $500,000 value (but not to exceed in the aggregate per year an amount equal to 1% of the outstanding bonds) upon our covenant to deposit the proceeds of sale, if any, and we may withdraw such proceeds upon our covenant to expend the same for permanent additions.

        Modification of Mortgage Indenture:    With our consent and the consent of the holders of 70% in principal amount of bonds then outstanding, we and the mortgage trustee may modify the mortgage indenture and the bonds (including the collateral bonds) except as to (a) the due dates, amounts and other terms (other than sinking fund provisions) of payment of principal or interest, or (b) the creation of any lien ranking prior to or on a parity with the lien of the mortgage indenture, or (c) deprivation of any nonassenting bondholder of a lien on the mortgaged property for the security of such bondholder's bonds, or (d) reduction of the percentage in the amount of bonds required to consent to a modification of the mortgage indenture. We and the mortgage trustee may also modify the mortgage indenture, without any action on the part of the bondholders, provided that any modification that would adversely affect the rights of the holders of any bonds then outstanding may not become effective until all bonds outstanding at the time of the adoption of the modification have been redeemed or retired.

        Concerning the Mortgage Trustee:    The mortgage trustee under the mortgage indenture is U.S. Bank, National Association, which is also the senior trustee under the senior indenture a depositary of our funds. U.S. Bank and its affiliates also provide other banking or investment banking and other financial services to us and our affiliates. The Trust Indenture Act of 1939 contains limitations on the rights of U.S. Bank, should it become one of creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim, as security or otherwise. Under the Trust Indenture Act, U.S. Bank is permitted to engage in other transactions with us and our affiliates from time to time, provided that if U.S. Bank acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the mortgage indenture, or else resign.

        Defaults and Notice Thereof:    The following events are defined as "completed defaults" under the mortgage indenture: (a) default in the payment of the principal of any bond; (b) default continued for 90 days in the payment of any interest upon any bond; (c) default in our covenants with respect to bankruptcy, insolvency, assignment or receivership; or (d) default continued for 90 days after notice to us from the mortgage trustee in the performance of any other covenant, agreement or condition contained in the mortgage indenture. The mortgage trustee may withhold notice to bondholders of defaults (other than in payment of principal, interest or a sinking fund installment) if its responsible officers believe that the withholding of such notice is in the interest of the bondholders.

        The holders of a majority in principal amount of the bonds outstanding may direct the mortgage trustee in the exercise of its powers and in the case of a completed default may require the mortgage trustee to declare the maturity of the bonds accelerated, and upon certain conditions may rescind and annul such declaration. The mortgage trustee may decline to follow any direction as to the exercise of its powers if the mortgage trustee (i) is advised by counsel that the directed action may not lawfully be taken or (ii) determines in good faith that compliance with the directions would involve the mortgage trustee in personal liability or that it will not be sufficiently indemnified for any expenditures arising from compliance with the directions.

        Evidence of Compliance with Indenture Provisions:    The mortgage indenture does not require us to furnish periodic evidence to the mortgage trustee as to absence of defaults or as to general compliance with the terms of the mortgage indenture; however, each time we request the mortgage trustee to take any action, such as the issuance of additional bonds or the release of cash or property under the mortgage indenture, we are required to deliver to the mortgage trustee certain certificates signed and verified by officers, engineers, accountants or other experts, who in certain cases are required to be independent persons. Under pertinent circumstances these certificates certify as to absence of default, the fair value of property in respect of which the action is requested and our net earnings, and in all cases certificates or opinions are required as to our compliance with conditions precedent to such action.

PLAN OF DISTRIBUTION

        We may sell the senior debt securities to or through underwriters, and also may sell the senior debt securities directly to other purchasers or through agents.

        The distribution of the senior debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        In connection with the sale of the senior debt securities, underwriters may receive compensation from us or from purchasers of the senior debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the senior debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the senior debt securities may be deemed to be underwriters, and any discounts or commissions that they receive from us and any profit on the resale of the senior debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. The terms of any particular offering, including the identity of any underwriter or agent and any compensation received from us, will be described in the prospectus supplement with respect to the senior debt securities so offered.

        Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids by the underwriters to purchase the offered senior debt securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases by the underwriters of the offered senior debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of the such transactions.

        Under agreements which we may enter into, underwriters and agents who participate in the distribution of the senior debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

        We do not propose to list the senior debt securities on a securities exchange, and no underwriter will be obligated to make a market in the senior debt securities. We cannot predict the activity or liquidity of any trading in the senior debt securities.

LEGAL OPINIONS

        Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will render opinions as to the legality of the senior debt securities. Counsel for the underwriters or agents will pass upon certain legal matters in connection with the offering or offerings of the senior debt securities for the underwriters or agents. In giving their opinions counsel for the underwriters or agents may rely as to all matters of Wisconsin law upon the opinion of Foley & Lardner. Only Foley & Lardner will pass upon our incorporation, our right to operate as a public utility under the laws of Wisconsin, the titles to our properties, our franchises and other operating rights, and the lien of the mortgage indenture upon our property and franchises. The statements as to matters of law and legal conclusions made in this prospectus under the captions "Description of Senior Debt Securities" and "Description of First Mortgage Bonds" and in the documents incorporated by reference in this prospectus have been prepared under the supervision of, and reviewed by, Foley & Lardner who are giving their opinion that such statements are correct in all respects which Foley & Lardner deems material, and all such statements are made on the basis of that opinion.

EXPERTS

        The audited financial statements and schedules incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in this prospectus upon the authority of said firm as experts in giving said report. Arthur Andersen LLP informs us that the partner and manager for our account have left Arthur Andersen LLP, that the Securities and Exchange Commission has informed Arthur Andersen LLP that under such circumstances Arthur Andersen LLP cannot issue consents and therefore that Arthur Andersen LLP cannot issue its consent to the inclusion by reference in this prospectus of their report on the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001. Rule 437a under the Securities Act of 1933, however, permits us to dispense with the requirement to file the written consent of Arthur Andersen LLP.

        Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state which does not permit their offer or sale. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus, as well as the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference, is accurate as of any date other than its date.

TABLE OF CONTENTS
Prospectus Supplement

The Company	S-2
Description of the Notes	S-2
Summary Financial Information	S-5
Book-Entry Issuance—The Depository Trust Company	S-6
Use of Proceeds	S-6
Underwriting	S-7
Legal Matters	S-8
Prospectus
Summary Information	2
Available Information	3
Incorporation of Certain Documents by Reference	3
The Company	4
Use of Proceeds	4
Description of the Senior Debt Securities	4
Description of the First Mortgage Bonds	15
Plan of Distribution	18
Legal Opinions	19
Experts	19

$125,000,000

WISCONSIN PUBLIC
SERVICE CORPORATION

Senior Notes        % Series
due December 1, 2013

Sole Book Running Manager

UBS Investment Bank

A.G. Edwards & Sons, Inc.

Robert W. Baird & Co.

Banc One Capital Markets, Inc.

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AVAILABLE INFORMATION
DESCRIPTION OF THE FIRST MORTGAGE BONDS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS